Exhibit 99.1

NYSE: MMP

Date:	July 25, 2023

Contact:	Investors:	Media:
	Paula Farrell	Bruce Heine
	(918) 574-7650	(918) 574-7010
	paula.farrell@magellanlp.com	bruce.heine@magellanlp.com

Magellan Midstream Comments on Report by Renowned Tax Expert, Robert Willens

Report Underscores Benefits of Tax Structure and Value Transaction Delivers to Magellan Unitholders

Magellan Urges Unitholders to Vote “FOR” the Pending Merger

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) (“Magellan”) today commented on a report regarding Magellan’s pending merger with ONEOK, Inc. (NYSE: OKE) (“ONEOK”) written by Robert Willens, an independent expert and specialist in interpreting tax and accounting issues and their effects on corporate capital transactions, mergers & acquisitions, private investments, real estate and REITs. The report is available at MaximizingValueforMMPunitholders.com.

“The Willens report validates the unanimous determination of the Magellan board of directors that – even after taking the impact of taxes into account – the pending ONEOK transaction maximizes value and is in the best interest of Magellan and our unitholders,” said Aaron Milford, Magellan’s chief executive officer. “We asked Robert Willens to prepare this report because he is widely recognized as a leading expert in assessing the impact of taxes on M&A transactions. His report supports our view that the benefits of the pending transaction with ONEOK for Magellan unitholders far outweigh the tax costs.”

Milford added, “The transaction delivers a significant upfront premium of 22%1 and a sector-leading multiple of 12.3x EBITDA2, and allows Magellan unitholders to participate in the future upside of a stronger and more diversified company. Our board and leadership team are confident this transaction maximizes value for unitholders and urge all unitholders to vote ‘FOR’ the transaction in advance of the scheduled special meeting.”

[1]	Based on the closing OKE share and MMP unit prices on May 12, 2023, the final trading day prior to the announcement of the transaction.
[2]	Based on an implied Enterprise Value at transaction announcement and street consensus EBITDA, which exceeds the trading multiples of all of MMP’s midstream peers and the average midstream energy trading multiple of approximately 10x.

In his July 10, 2023 report, Robert Willens noted:

●	“In the final analysis, this transaction has, when viewed as an integrated whole, a remarkably favorable tax profile. When a valid comparison is made of the tax benefits of the transaction to the relatively modest tax cost the deal engenders, it is abundantly clear that such benefits greatly outweigh such costs.”

●	“… this transaction does not create tax liabilities for MMP’s unitholders. Those liabilities were always present. Instead, this transaction simply accelerates their payment; and [ONEOK] has provided the unitholders with the means, through the Cash Consideration… to meet those obligations.”

●	“The Cash Consideration manifests an unusual sensitivity and solicitude, on [ONEOK]'s part, to the tax consequences of the transaction to [Magellan]'s unit holders by providing them with the liquidity they will need to defray their tax liabilities.”

●	“As is typically the case, acquirers whose acquisitions are structured to achieve a basis step up, share that largesse with the owners of the acquired entity in the form of an increased purchase price for the acquired entity. In fact, here, an unquantifiable, but undoubtedly substantial, portion of the "premium" [ONEOK] is offering in the transaction is directly attributable to the tax savings [ONEOK] will reap from the basis step up…it would become readily apparent that the benefits of the ‘step up’ substantially outweigh the true ‘cost’ borne by the unit holders from accelerating a tax liability that would, inevitably, have to be shouldered.”

Mr. Willens’ reports are used by hedge fund managers, lawyers, accountants, arbitrageurs, corporate tax directors, university professors and others assessing the complex tax impacts of transactions. The report, which was commissioned by Magellan, reflects Mr. Willens’ personal views and is based solely on publicly available information.

Magellan’s board of directors unanimously recommends that unitholders vote “FOR” the pending merger. The special meeting will be held virtually on Sept. 21, 2023 at 10:00 a.m. Central. Unitholders of record at the close of business on July 24, 2023 will be entitled to vote their units in advance of the special meeting. Unitholders will be receiving proxy cards or other instructions regarding how to vote on the transaction during the course of the next few days.

Magellan unitholders who need assistance in completing the proxy card, need additional copies of the proxy materials or have questions regarding the upcoming special meeting may contact:

Morrow Sodali, LLC	MacKenzie Partners, Inc.
Phone: (800) 662-5200 or (203) 658-9400	Phone: (800) 322-2885 or (212) 929-5500
Email: MMP@info.morrowsodali.com	Email: proxy@mackenziepartners.com

Information about the special meeting is also available at MaximizingValueforMMPunitholders.com

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. Magellan owns the longest refined petroleum products pipeline system in the country, with access to nearly 50% of the nation’s refining capacity, and can store more than 100 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included in this communication that address activities, events or developments that ONEOK or Magellan expects, believes or anticipates will or may occur in the future are forward-looking statements. Words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “create,” “intend,” “could,” “would,” “may,” “plan,” “will,” “guidance,” “look,” “goal,” “future,” “build,” “focus,” “continue,” “strive,” “allow” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements include, but are not limited to, statements regarding the proposed transaction between ONEOK and Magellan (the “Proposed Transaction”), the expected closing of the Proposed Transaction and the timing thereof and as adjusted descriptions of the post-transaction company and its operations, strategies and plans, integration, debt levels and leverage ratio, capital expenditures, cash flows and anticipated uses thereof, synergies, opportunities and anticipated future performance, including maintaining current ONEOK management, enhancements to investment-grade credit profile, an expected accretion to earnings and free cash flow, dividend payments and potential share repurchases, increase in value of tax attributes and expected impact on EBITDA. Information adjusted for the Proposed Transaction should not be considered a forecast of future results. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. These include the risk that ONEOK’s and Magellan’s businesses will not be integrated successfully; the risk that cost savings, synergies and growth from the Proposed Transaction may not be fully realized or may take longer to realize than expected; the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies expect; the possibility that shareholders of ONEOK may not approve the issuance of new shares of ONEOK common stock in the Proposed Transaction or that unitholders of Magellan may not approve the Proposed Transaction; the risk that a condition to closing of the Proposed Transaction may not be satisfied, that either party may terminate the merger agreement or that the closing of the Proposed Transaction might be delayed or not occur at all; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the Proposed Transaction; the occurrence of any other event, change or other circumstances that could give rise to the termination of the merger agreement relating to the Proposed Transaction; the risk that ONEOK may not be able to secure the debt financing necessary to fund the cash consideration required for the Proposed Transaction; the risk that changes in ONEOK’s capital structure and governance could have adverse effects on the market value of its securities; the ability of ONEOK and Magellan to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers and on ONEOK’s and Magellan’s operating results and business generally; the risk the Proposed Transaction could distract management from ongoing business operations or cause ONEOK and/or Magellan to incur substantial costs; the risk of any litigation relating to the Proposed Transaction; the risk that ONEOK may be unable to reduce expenses or access financing or liquidity; the impact of the COVID-19 pandemic, any related economic downturn and any related substantial decline in commodity prices; the risk of changes in governmental regulations or enforcement practices, especially with respect to environmental, health and safety matters; and other important factors that could cause actual results to differ materially from those projected. All such factors are difficult to predict and are beyond ONEOK’s or Magellan’s control, including those detailed in ONEOK’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that are available on ONEOK’s website at www.oneok.com and on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov, and those detailed in Magellan’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that are available on Magellan’s website at www.magellanlp.com and on the website of the SEC. All forward-looking statements are based on assumptions that ONEOK and Magellan believe to be reasonable but that may not prove to be accurate. Any forward-looking statement speaks only as of the date on which such statement is made, and neither ONEOK nor Magellan undertakes any obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

NO OFFER OR SOLICITATION

This communication is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

NON-GAAP FINANCIAL MEASURES

This communication contains references to certain non-GAAP financial measures. The non-GAAP financial measures presented may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently. ONEOK’s or Magellan’s non-GAAP financial measures are not measurements of financial performance under GAAP and should not be considered as alternatives to amounts presented in accordance with GAAP. ONEOK and Magellan view these non-GAAP financial measures as supplemental and they are not intended to be a substitute for, or superior to, the information provided by GAAP financial results.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the Proposed Transaction, on June 20, 2023, ONEOK filed with the SEC a registration statement on Form S-4, which was amended by Amendment No. 1 to Form S-4 filed with the SEC on July 11, 2023 (the “Registration Statement”), containing a prospectus of ONEOK and joint proxy statement of ONEOK and Magellan (the “joint proxy statement/prospectus”), and each party will file other documents regarding the Proposed Transaction with the SEC. The Registration Statement was declared effective by the SEC on July 24, 2023. This communication is not a substitute for the joint proxy statement/prospectus or Registration Statement or for any other document that ONEOK or Magellan has filed or may file in the future with the SEC in connection with the Proposed Transaction. INVESTORS AND SECURITY HOLDERS OF ONEOK AND MAGELLAN ARE URGED TO CAREFULLY AND THOROUGHLY READ THE REGISTRATION STATEMENT, THE JOINT PROXY STATEMENT/PROSPECTUS, INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO, AND OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED BY ONEOK AND MAGELLAN WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ONEOK AND MAGELLAN, THE PROPOSED TRANSACTION, THE RISKS RELATED THERETO AND RELATED MATTERS.

Each of ONEOK and Magellan will commence mailing copies of the definitive joint proxy statement/prospectus to shareholders of ONEOK and unitholders of Magellan, respectively, on or about July 25, 2023. Investors will be able to obtain free copies of the Registration Statement and the joint proxy statement/prospectus and other relevant documents filed by ONEOK and Magellan with the SEC through the website maintained by the SEC at www.sec.gov. Copies of documents filed with the SEC by ONEOK, including the joint proxy statement/prospectus, will be available free of charge from ONEOK’s website at www.oneok.com under the “Investors” tab. Copies of documents filed with the SEC by Magellan, including the joint proxy statement/prospectus, will be available free of charge from Magellan’s website at www.magellanlp.com under the “Investors” tab.

PARTICIPANTS IN THE SOLICITATION

ONEOK and certain of its directors, executive officers and other members of management and employees, Magellan, and certain of the directors, executive officers and other members of management and employees of Magellan GP, LLC, which manages the business and affairs of Magellan, may be deemed to be participants in the solicitation of proxies from ONEOK’s shareholders and the solicitation of proxies from Magellan’s unitholders, in each case with respect to the Proposed Transaction. Information about ONEOK’s directors and executive officers is available in ONEOK’s Annual Report on Form 10-K for the 2022 fiscal year filed with the SEC on February 28, 2023, and its definitive proxy statement for the 2023 annual meeting of shareholders filed with the SEC on April 5, 2023, and in the joint proxy statement/prospectus. Information about Magellan’s directors and executive officers is available in its Annual Report on Form 10-K for the 2022 fiscal year and its definitive proxy statement for the 2023 annual meeting of unitholders, each filed with the SEC on February 21, 2023, and the joint proxy statement/prospectus. Other information regarding the participants in the solicitations and a description of their direct and indirect interests, by security holdings or otherwise, are included in the Registration Statement, the joint proxy statement/prospectus and other relevant materials filed or that may in the future be filed with the SEC regarding the Proposed Transaction when they become available. Shareholders of ONEOK, unitholders of Magellan, potential investors and other readers should read the joint proxy statement/prospectus before making any voting or investment decisions.

NO ADVICE

This communication has been prepared for informational purposes only and is not intended to provide, and should not be relied on for, tax, legal or accounting advice. Magellan unitholders should consult their own tax and other advisors before making any decisions regarding the Proposed Transaction.

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